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                                                                      EXHIBIT 99

NEWS RELEASE                                                      [VERIZON LOGO]

FOR IMMEDIATE RELEASE                        Contact:
August 21, 2000                              Eric Rabe
                                             212 395-0500
                                             eric.rabe@verizon.com

                                             Steve Marcus
                                             202-646-4413
                                             steven.b.marcus@verizon.com

              Verizon Announces Details of Agreement with IBEW and
                  CWA in New York and New England; Negotiations
                    Continue with CWA in Mid-Atlantic States

                Pact Enables Company to Raise Service Standards;
                           Employee Concerns Addressed

     WASHINGTON - Verizon Communications, the International Brotherhood of Electrical Workers (IBEW) and the Communications Workers of America (CWA) in New York and New England announced late yesterday a tentative agreement on new contracts that will enable the company to raise its standards of service while addressing issues of concern to union-represented employees.

     Meanwhile, negotiations continued with the CWA in the Mid-Atlantic States, and the company said it hopes to reach an agreement shortly.


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Verizon News Release, page 2

     "The proposed agreement gives Verizon the flexibility we need to thrive in a highly-competitive, national marketplace," said Lawrence T. Babbio Jr., vice chairman and president-Verizon Communications. "We will be able to raise our standards and productivity so that we can meet the increasingly sophisticated demands of our customers and provide them with the most technologically-advanced products and services."

     The proposed three-year contracts will enable employees to participate in high-tech growth areas of the company, such as high-speed data. In addition, it provides a competitive package of pay and benefits, including wage increases totaling 12 percent over the life of the contracts.

     "We believe this agreement is affordable and prudent and will not affect Verizon's financial targets," Babbio said. "We apologize to any customers who have been inconvenienced by the strike, and we look forward to having all our employees back on the job."

     The proposed contracts cover more than 50,000 union-represented employees in New York and New England. These employees will return to work today, ending a 15-day strike. More than 35,000 employees represented by the CWA in the Mid-Atlantic States remained on strike.

     Provisions of the contracts include:

o A series of measures designed to reduce workplace stress while improving customer service and operating efficiency. For example, the company will have more flexibility to balance the high volume of calls across its call centers. Procedures for customer service representatives will be modified to improve the ability of representatives to meet customer requirements. These actions will reduce pressure and stress on individual workers. In addition, the company and the union will establish a Stress Relief Committee to be headed by the company's group president for retail markets and CWA International staff representatives.

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Verizon News Release, page 3

     The committee will continue to address stress issues and work to develop further improvements in workplace conditions.

o To improve service and efficiency, the company will consolidate customer premises work on Verizon On-Line DSL, the company's high-speed data service. As a result, union-represented employees in the Telecom Group will be given greater access to this work. The company will be able to select employees who are specifically trained and qualified to do DSL installations and repairs. This will improve customer service quality and operating efficiency since the company will now be able to dispatch a single, qualified technician to complete a DSL service order. Previously, two different technicians often had to be dispatched to a customer's home or business on two separate occasions.

o The company increased the number of jobs that can be transferred from one region to another. At the same time, the agreement will continue the employee job-security provisions regarding layoffs, downgrades and relocations that previously existed.

o A team-based incentive plan that rewards employees for meeting higher service, performance and other standards will be implemented to cover teams across the New York-New England region. Under this program, union-represented employees in various business units can earn bonuses of up to 10 percent of their base pay if their team meets the objectives established by the business unit.

o Wages will increase by 4 percent in August 2000; 3 percent in August 2001, and 5 percent in August 2002 for an increase of 12.5 percent on a compounded basis over the life of the contracts. Pension benefits for active employees will increase by 5 percent on July 1, 2001; 5 percent on July 1, 2002, and 4 percent on July 1, 2003 for a compounded increase of
     14.7 percent.

o Customer service representatives will receive an additional wage increase of 4 percent, effective immediately, to recognize their importance to the success of customer sales and service. This will help the company retain skilled, motivated customer service representatives, which in turn should reduce turnover in the company's call centers, stress and the need for overtime.

o In a further commitment to help employees balance their job requirements and personal lives, the company will increase funding for various work and family programs by 10 percent, for a total of $18.6 million over the life of the agreement.

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Verizon News Release, page 4

o To improve the company's ability to recruit, the waiting period for new employees to qualify for company-paid health benefits will be reduced to three months from six months.

o To increase employee ownership in - and commitment to - the business, each union-represented employee will receive options for 100 shares of Verizon common stock prior to the end of the year. Separately, the Board of Directors has approved a company-wide stock option grant for all management employees. The date and details of that grant will be announced shortly.

       Also, the reimbursement for adoption expenses will be doubled to $10,000; the age limit for dependent medical coverage will be extended to 25 years from 23 years for full-time students; survivor benefits will be improved, and improvements will be made in dental and medical benefit plans.


Verizon Communications (NYSE:VZ), formed by the merger of Bell Atlantic and GTE, is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with more than 100 million access line equivalents and 25.6 million wireless customers. A Fortune 10 company with more than 260,000 employees and approximately $60 billion in 1999 revenues, Verizon's global presence extends to 40 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.
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